Prospectus Supplement No. 2                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated September 6, 2001)         Commission File No. 333-68278


                         AMERISOURCEBERGEN CORPORATION

                         AMERISOURCE HEALTH CORPORATION

$300,000,000 Principal Amount of 5% Convertible Subordinated Notes Due December 2007 and 5,663,730 Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement relates to the resale by the holders of 5% Convertible Subordinated Notes Due December 1, 2007 of AmerisourceBergen Corporation and AmeriSource Health Corporation and the shares of common stock, $.01 par value per share, of AmerisourceBergen Corporation issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 6, 2001, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                                        Shares of
                                    Amount of                            Common
                                      Notes                               Stock
                                      Owned          Amount of            Owned              Shares
                                      Before         Notes that           Before           that May be
            Name                     Offering        May be Sold         Offering              Sold
-----------------------------       ----------      -------------        ----------        -------------
Chrysler Corporation Master
  Retirement Trust...........       $1,120,000       $1,120,000                0               21,145
Delta Airlines Master
  Trust......................       $  460,000       $  460,000                0                8,684
Delta Pilots D&S Trust.......       $   80,000       $   80,000                0                1,510
Lipper Convertibles, L.P.....       $9,431,000       $9,431,000                0              178,049
Motion Picture Industry
  Health Plan - Active
  Member Fund................       $  155,000       $  155,000                0                2,926

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
                                                                        Shares of
                                    Amount of                            Common
                                      Notes                               Stock
                                      Owned          Amount of            Owned              Shares
                                      Before         Notes that           Before           that May be
            Name                     Offering        May be Sold         Offering              Sold
-----------------------------       ----------      -------------        ----------        -------------
Motion Picture Industry
  Health Plan - Retiree
  Member Fund................       $   50,000       $   50,000                0                  944
OCM Convertible Trust........       $  660,000       $  660,000                0               12,460
Partner Reinsurance
  Company Ltd................       $  270,000       $  270,000                0                5,097
Smithfield Trust Company.....       $   40,000       $   40,000                0                  755
State Employees' Retirement
  Fund of the State of
  Delaware...................       $  560,000       $  560,000                0               10,572
State of Connecticut
  Combined Investment
  Funds......................       $1,475,000       $1,475,000                0               27,847
Vanguard Convertible
  Securities Funds, Inc......       $1,595,000       $1,595,000                0               30,112

                          ___________________________

The securities offered by the prospectus involve a high degree of risk. See "Risk Factors" beginning on page 9 of the prospectus.
                          ___________________________

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The Date of this Prospectus Supplement is October 22, 2001.